
Cardinal Ethanol News
Fueling energy independence.

August 2014

Third Quarter Fiscal Year 2014 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the third fiscal quarter ended June 30, 2014. As you can see, the results for the nine months continue to be very good! Some of the highlights from the quarter include:

- In May, we sent out distributions in the amount of $1,500 per unit for a total distribution of $21,909,000.
- We are currently operating at approximately 18% above our nameplate capacity.
- Revenues from ethanol sales for the nine months ended June 30, 2014 were down due to a decrease in the average price we received for our ethanol, however, the amount of gallons sold were up because of the increase in our production rates when compared to the nine months ended June 30, 2013.
- Distillers grain prices were down approximately 22%, due to lower corn prices during the period ended June 30, 2014.
- Corn oil revenues increased due to higher corn oil amounts being sold, even though corn oil prices dropped approximately 14% compared to the same period last year.
- Corn prices dropped nearly 36% for the nine months ended June 30, 2014 compared to June 30, 2013!
- Natural gas usage was down, although prices for the nine months were higher than last year.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “Financials & SEC Filing Information”. Please call our office if you need any assistance in obtaining or understanding the reports.

Quarter 3 Fiscal Year 2014 Financial Results		
Statements of Operations (Nine Months Ended)		
	6/30/2014	*6/30/2013*
Revenues	$ 255,270,048	$ 174,852,618
Cost of Goods Sold	182,844,686	165,092,043
Gross Profit	72,425,362	9,760,575
Operating Expenses	3,479,397	2,270,381
Operating Income	68,945,965	7,490,194
Other Income (Expense)	(691,454)	(1,282,926)
Net Income	$ 68,254,511	$ 6,207,268
Net Income Per Unit	$ 4,673.05	$ 424.98
Balance Sheets		
	6/30/2014	*9/30/2013*
Assets	$ 168,250,556	$ 168,780,076
Current Liabilities	$ 12,344,407	$ 13,149,364
Long Term Debt	$ -	$ 24,154,710
Member's Equity	$ 155,906,149	$ 131,476,002
Total Liabilities & Member's Equity	$ 168,250,556	$ 168,780,076
Book Value Per Share	$ 10,674.12	$ 9,002

*This information has been derived from the unaudited and audited Financial Statements and accompanying notes included in our Form 10-Q, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Market Update

The USDA took, what most view as, a conservative stance regarding the U.S. corn yield in their August 12th first objective, field-based survey of the crop. They are estimating the crop at 14.032 billion bushels with an average yield of 167.4 bushels/acre. The bottom line moving forward will largely focus around the concept of whether the report reflects a "bullish" situation simply because the USDA's estimate was not "bearish enough". The USDA's yield and crop estimates were both record large, but were still far enough below market expectations to allow the first "what if" views to be expressed regarding the yield not proving to be a massive 172-174 bushels/acre that some market analysis expected.

Recently, the December Corn futures have declined roughly 30 cents which is a significant decline by any measure. Initial yield prospects for this fall's crop look excellent. Based on our crop scouting in this draw area we are estimating yields 35 to 50 bushels per acre better than last year. It remains to be seen how aggressive the producer will be selling the additional bushels this fall at expected lower prices, but we anticipate we will have adequate supplies available throughout the year.

If you are a producer, please contact any of our merchandising staff to see what options are available to you to help maximize your marketing strategy. One such option is our ability to receive higher moisture corn than in previous years. Call for details.

Projects Update

Last time we talked we discussed an up-coming maintenance shutdown. We did have our annual maintenance shutdown in June in which we completed a few capital projects and general maintenance and cleaning in the plant. The shutdown is expected to create additional efficiencies, in which we've already starting seeing results! We installed new steam separators to better separate the steam vapor from liquid. This is expected to increase our steam quality, therefore allowing us to run cleaner steam which has fewer impurities and is less likely to foul the steam valves causing costly repairs. A new centrifugal style syrup pump was installed which is expected to increase rates of transfer and reliability. We upgraded our DCS technology in the control room as well. We are also in the process of refining a technology we installed to allow greater capacity utilization of the fermenters.

Distributions

At the August 19th meeting, the board approved a distribution in the amount of $1,500 per unit for holders of record at the close of business on that date. This distribution is expected to be paid to members by the end of August. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Cardinal's Biggest Assets



This quarter's employee spotlight is on our Process Manager, Chad Lindow. Chad has been an essential part of our team since the beginning of training and operations. His knowledge of our industry and processes distinguishes him as one of the best Process Managers in the industry. Chad is a native of Michigan and has been in the ethanol industry over 13 years. His experience in plant start-up, optimization and managing efficiencies has allowed Cardinal the opportunity

to enhance operating performance, driving greater profitability. Chad has a Bachelor's degree in Business Administration and has recently completed an MBA course via The Wharton School of Business, among other certifications. We are very fortunate to have Chad as part of the Cardinal Team!